Exhibit 10.23

EMPLOYMENT AGREEMENT

between

Mind-NRG SA	Company

Switzerland

and

Geoff Race	Employee

The Company and the Employee are also referred to as “Party” or “Parties”.

TABLE OF CONTENTS

1.	BEGINNING OF EMPLOYMENT			4

2.	POSITION			4
	a.	Job title		4
	b.	Duties and Responsibilities		4
	c.	Work for third Parties		5

3.	PLACE OF WORK			5

4.	COMPENSATION			5
	a.	Base Salary		5
	b.	Annual Bonus		6
	c.	Option Grant		6
	d.	Benefit Programs		8
	e.	Acknowledgements of the Employee		8
		i.	Nature of Additional Payments	8
		ii.	Conditionality	8
		iii.	No other Compensation	9
		iv.	Deductions	9

5.	EXPENSES			9

6.	WORKING TIME			9

7.	Holidays			10

8.	TERMINATION			10
	a.	Termination		10
	b.	Return of Documents and Material		12

9.	PENSION			13

10.	ILLNESS, ACCIDENT AND DEATH			13
	a.	Medical Certificate		13
	b.	Medical Costs for Occupational and Non-occupational Accidents		13

11.	INTELLECTUAL PROPERTY RIGHTS			13

12.	DATA PROTECTION AND PRIVACY			14

13.	CONFIDENTIALITY			14

14.	NON-COMPETITION AND NON-SOLICITATION		15

15.	REMEDIES AND ENFORCEABILITY		16

16.	COMPANY POLICIES AND PROCEDURES		16

17.	MISCELLANEOUS		17
	a.	Entire Agreement	17
	b.	Severability	17
	c.	Amendments	17
	d.	Governing Law and Jurisdiction	17
	e.	Notices	17
	f.	Execution	18
	g.	Counterparts	18

EMPLOYMENT AGREEMENT

1.              BEGINNING OF EMPLOYMENT

The employment relationship (the “Employment”) of the Employee created pursuant to this employment agreement (the “Employment Agreement”) shall start on May 1, 2014 (the “Commencement Date”) and the Employee’s period of continuous employment with the Company for statutory purposes will begin on that date.

2.              POSITION

a.        Job title

The Employee shall assume the function as Executive Vice President and Chief Financial Officer of the Company and its parent, Minerva Neurosciences, Inc. (“ the Parent”).

b.        Duties and Responsibilities

It is understood that the duties and responsibilities arising out of the above function includes all tasks customarily or reasonably incidental to such function and those expressly mentioned in this Employment Agreement.

The Company may change the duties and responsibilities of the Employee from time to time and may assign to the Employee any additional or new duties or responsibilities as deemed reasonable and appropriate subject to the Employee’s prior consent.

The Employee will report to the Company’s President and Chief Executive Officer (“CEO”), and shall perform such duties consistent with his position as Chief Financial Officer of the Company and the Parent and as may reasonably be assigned to him by the CEO and/or the Board of Directors of the Company and/or of the Parent (the “Board”).

Upon consultation with the Employee and subject always to the Employee’s prior agreement (not to be unreasonably withheld or delayed), the Company may: (i) require the Employee to act as officer, director or in any other corporate function within the Company or in direct or indirect subsidiaries, shareholders or other companies associated with the Company (the “Affiliates”, the Company and the Affiliates together the “Group”), (ii) assign to the Employee any additional or new duties or responsibilities as deemed reasonable or appropriate by the Company in the course and fulfilment of its business.

The Employee shall carefully perform all work assigned to the Employee, and loyally safeguard the Company’s legitimate interests. The Employee agrees to devote substantially all of his working time, attention and energies to the Group.

If and to the extent that the Employee shall be or become a director of the Company, the Parent or any Affiliate as defined in this Employment Agreement the Company shall procure that directors and officers liability insurance is put in place consistent with the indemnification provisions in the By-Laws of the Parent.

c.         Work for third Parties

While he remains employed by the Company, the Employee shall not work for any third party or engage in any other business activity that is in conflict with his duties and obligations to the Group; provided, however, that, for the avoidance of doubt, he may (i) manage his passive personal investments, (ii) with advance written approval from the Company, serve on industry, trade, civic, charitable or non-profit corporate boards or committees, (iii) with advance written approval of the Company, serve on outside for-profit corporate boards or committees, and (iv) with advance written approval of the Company (which is not to be unreasonably withheld or delayed), serve as a consultant to for-profit entities.

3.              PLACE OF WORK

The Employee’s principal place of work shall be in Cambridge UK. Nevertheless, the Employee understands and agrees that he may, in the course of the Employment and where reasonably requested by the Company, be required to travel to and work in other places and countries within the European Union and the United States in order to perform his obligations and duties under the Employment Agreement.

4.              COMPENSATION

a.        Base Salary

The Employee shall receive an annual base salary of USD 315,000 gross (the “Base Salary”), payable in twelve monthly instalments at the end of each month (in accordance with the Company’s normal payroll practice), plus any mandatory contributions for family and children allowances.

The Base Salary will be subject to review by the Company on the anniversary of the Employee’s Commencement Date.  There is no obligation to award an increase nor any entitlement to reduce the Base Salary.

b.        Annual Bonus

The Employee shall be eligible for a discretionary bonus payment for each calendar year that ends during the Employment, commencing with the 2014 calendar year, in an amount up to 50% of the Base Salary paid in such calendar year (the “Annual Bonus”). The amount of the Annual Bonus as well as the targets shall be defined in January of the respective calendar year or as soon as possible afterwards in an agreement between the Company and the Employee. The Company may in its absolute discretion pay the Employee the Annual Bonus of such amount and at such intervals as the Company may in its absolute discretion determine, taking into account a variety of factors including, but not limited to, achievement of objectives established by the Board for the Company and specific annual performance objectives for the Employee’s position as set by the CEO.  If the Company makes a bonus payment to the Employee in respect of one calendar year, it shall not be obliged to make subsequent bonus payments in respect of any subsequent calendar year.  The Company may alter the terms of any bonus targets or withdraw them altogether without prior notice.  The Employee shall have no right to the Annual Bonus (or a pro-rated Annual Bonus) if his employment terminates for any reason or he is under notice of termination (whether given by or received by him) at or prior to the date when the Annual Bonus might otherwise have been payable.  Any bonus payment shall not be pensionable.

Notwithstanding the foregoing provisions, subject to the Employee’s employment through the closing of the Parent’s Initial Public Offering (the “IPO Closing Date”), the Employee shall be paid a one-time only payment of USD 175,000 within seven (7) days of the IPO Closing Date. “IPO” shall mean the initial sale of the equity securities of the Parent to the public pursuant to an effective registration under the Securities Act of 1933.

c.         Option Grant

Provided the Employee continues to be employed by the Company on the date (the “Pricing Date”) on which the IPO is priced pursuant to a definitive agreement between the Parent and an underwriter (the “Underwriting Agreement”), the Employee will be granted on such date, two options to purchase the number of shares of common stock of the Parent, with an exercise price per share equal to the price per share at which the Parent common stock is issued to the public in the IPO, as follows:

•                  An option to purchase 340,000 shares of common stock of the Parent, fully vested at the time of grant (the “First Option”).  The number of shares of Parent common subject to the First Option shall be adjusted for any stock split, reverse stock split or other adjustment event set forth in the Plan that occurs on or prior to the Pricing Date. In the event of termination of the Employee’s employment by the Company other than for one of the grounds set forth in Sections 8(a)(i) through 8(a)(vi) of the Employment Agreement, the First Option shall remain exercisable for a period of 12 months following the date of such termination, but in no event later than the expiration of the term of the First Option as set forth in the documents evidencing the First Option.  However, if the Employee resigns from the Company, the First Option shall not remain exercisable for a period of 12 months following the termination of employment.

•                  An option to purchase a number of shares of common stock of the Parent equal to 1.2% of the fully diluted outstanding shares of common stock of the Parent expected to be outstanding on the date immediately following the IPO Closing Date (the “Second Option”).  Twenty-five percent (25%) of the shares subject to the Second Option will vest upon the Employee’s completion of the twelve month period of employment with the Company measured from November 12, 2013 and the remaining 75% of the shares subject to the Second Option will vest in a series of twelve (12) successive equal quarterly instalments upon the Employee’s completion of each additional quarter of employment with the Company over the three-year period thereafter.  In the event of termination of the Employee’s employment by the Company other than for one of the grounds set forth in Sections 8(a)(i) through 8(a)(vi) of the Employment Agreement, then (i) in addition to any option shares in respect of which the Second Option shall have vested, 25% of the shares in respect of which the Second Option shall not then have vested shall automatically vest on such termination of employment and (ii) to the extent then vested, the Second Option will remain exercisable for a period of 12 months following the date of such termination, but in no event later than the expiration of the term of the Second Option as set forth in the documents evidencing the Second Option.  However, if the Employee resigns from the Company, the Second Option, to the extent then vested, shall not remain exercisable for a period of 12 months following the termination of employment. For purposes of the Second Option, the number of fully diluted outstanding shares of common stock of the Parent expected to be outstanding on the date immediately following the IPO Closing Date shall be equal to the sum of (i) the number of fully diluted shares of common stock of the Parent out standing on the Pricing Date prior to execution of the Underwriting Agreement and (ii) the number of shares of common stock of the Parent to be sold in the IPO (as set forth in the Underwriting Agreement).

Each option will be granted under Parent’s equity incentive plan (the “Plan”) and will be evidenced by a standard stock option agreement (the “Option Agreement”) thereunder, and will be subject to the terms and conditions of the Option Agreement and such Plan.

d.        Benefit Programs

The Employee may be given the opportunity by the Company to be eligible to participate in benefit programs that the Company/Group establishes and makes available to similarly situated employees from time to time (“Benefit Programs”), provided that the Employee is eligible under (and subject to all provisions of) the plan documents governing those programs (“Participation”). Such benefits may include participation in group medical, dental, and vision insurance programs, and term life insurance as well as appropriate sick pay provisions and pension contributions. The benefits made available by the Company/Group, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company/Group at any time without advance notice. Any Participation is in the full discretion of the Company or the Affiliate issuing such Benefit Programs.

e.         Acknowledgements of the Employee

i.     Nature of Additional Payments

The Employee acknowledges and agrees that any entitlements granted and payments made in addition to the Base Salary and the Benefit Programs referred to in this Employment Agreement, including, but not limited to any bonuses, participations, or gratuities of the Company or an Affiliate (the “Additional Payments”) are not part of the salary legally or contractually owed by the Company and are made at full discretion of the Company or the Affiliate granting such bonus, participation or gratuity, respectively. Any Additional Payments shall not create any obligation of the Company or Affiliate to make such Additional Payments in future and shall not create any right or entitlement of the Employee to such Additional Payments in future even if paid over consecutive years and without express reservation.

ii.                         Conditionality

The vesting and payment of any Additional Payments, if any, are subject to the following conditions being cumulatively fulfilled on the respective due dates:

•                                                                        the Employment Agreement has not ended (e.g. by notice of termination issued either by the Company or the Employee, mutual agreement, retirement, death, disability or otherwise);

•                                                                        no notice of termination has been given under this Employment Agreement by either the Employee or the Company;

•                                                                        the Employee is not in a material breach of any of his obligations under the Employment Agreement;

iii.                     No other Compensation

The Employee acknowledges and agrees that he shall not be entitled to receive any other compensation or benefit of any nature from the Company except as expressly provided for in this Employment Agreement.

iv.                      Deductions

The Company will be entitled to deduct from the Employee’s salary (or any other amount payable to the Employee by the Company): (i) any amount required by law to be deducted including income tax and national insurance contributions; (ii) any sum that the Employee has previously agreed in writing may be deducted; (iii) any sums which are due from the Employee to the Company including (but not limited to) outstanding loans, advances and overpayments of salary, sick pay or expenses.

5.              EXPENSES

The Employee shall be entitled to reimbursement by the Company of all out-of-pocket business expenses reasonably incurred by the Employee during the Employment in the performance of the Employee’s duties under this Employment Agreement. However the reimbursement is subject to (i) the submission of relevant vouchers and receipts and (ii) the compliance with the reimbursement policies of the Company as notified to the Employee by the Company from time to time.

6.              WORKING TIME

The weekly working hours for the Employee are at least 42 hours per week.

The Employee shall work such extra hours and overtime, if required and to the extent such work can reasonably be expected in good faith.

The Base Salary as defined in Section 4.a hereunder includes any and all remuneration for such overtime, and the Employee shall have no entitlement to additional compensation for such overtime, whether in cash or in kind.

7.              Holidays

The Employee is entitled to twenty-five (25) days paid holiday per calendar year which he shall be entitled to take at such times as shall be approved by the Company, such approval not to be unreasonably withheld or delayed,  together with the usual public holidays in England and Wales.

The Company has the right to determine when the Employee shall take holiday by giving the Employee sufficient notice as is required under the Working Time Regulations 1998 (as amended from time to time). However, the Company shall take the Employee’s requests in due consideration. If the Employee requests to take holiday he shall reasonably prior to the in-tended holiday inform the responsible executive. In any event the Employee shall provide for suitable internal representation and he shall care for the ongoing service of important affairs during his holiday.

The holiday entitlement is based on one complete calendar year. For the year in which the Employment relationship begins or ends, the holiday entitlement is calculated on a pro rata basis.  Upon termination of employment, the Employee shall either be entitled to salary in lieu of any outstanding pro rata holiday entitlement as accrued at the date of such termination or be required to repay to the Company any salary received in respect of holiday taken in excess of his pro rata entitlement, such payment to be calculated on the basis of 1/260th of the Base Salary payable to the Employee pursuant to section 5 for each day of outstanding or excess holiday entitlement as appropriate.

8.              TERMINATION

a.        Termination

The Employment shall be terminated by either party on 6 months’ written notice. Upon observance of the notice period, termination shall be effective as of the end of each business day (Monday to Friday) and save where the Employee resigns or his employment is terminated by the Company for one of the grounds set forth in Sections 8(a)(i) through to 8(a)(vi) below, any option shares in respect of the Second Option will continue to vest during the notice period (whether or not the Employee serves this on Garden Leave).

The Company may, in its sole and absolute discretion, terminate the Employee’s employment at any time and with immediate effect.  If the Company exercises its discretion to terminate the Employee’s employment in this way, the Employee shall be entitled to receive payment in lieu of notice (“Payment in Lieu”).  This Payment in Lieu will be equal to the Base Salary and pension contributions which the Employee would have been entitled to receive under section 4.a (or if notice has already been given, during the remainder of the notice period) less income tax and Employee National Insurance contributions as required by law.  The Payment in Lieu shall not include an amount for any bonus, any other contractual benefits or any holiday entitlement, which might have otherwise been due to the Employee during the period for which the Payment in Lieu is due.

The Company shall also be entitled, by notifying the Employee in writing, to terminate this Employment Agreement and the Employee’s employment immediately from the date of such notification and without any payment by way of compensation, damages, Payment in Lieu or otherwise if the Employee:

(i) commits any act of gross misconduct;

(ii) commits any material or persistent breach of the terms of this Agreement including any wilful neglect or refusal to carry out any of his duties or to comply with any reasonable and lawful instructions given to him by the Board;

(iii) is convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment cannot be imposed);

(iv) commits any act which constitutes an offence by the Employee or the Company under the Bribery Act 2010 whether done for the Company’s benefit or not;

(v) has a bankruptcy order made against him or enters into a voluntary arrangements with his creditors; and

(vi) is disqualified from holding office in the Company or any other company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986 or is disqualified or disbarred from membership of, or be subject to any serious disciplinary sanction by any professional or other body, which undermines the confidence of the Board in the Employee’s continued employment with the Company.

The Company is under no obligation to provide the Employee with work during any notice period served hereunder and may, if either party serves notice to terminate the Employee’s employment or if the Employee purports to terminate his employment without due notice (and the Company has not accepted the resignation):

(i) require the Employee to perform only a specified part of his normal duties and no other duties, or no duties whatsoever; and

(ii) exclude the Employee from any premises of the Company for up to six months in total (“Garden Leave”).

During any period of Garden Leave the Executive shall:

(i) remain an employee of the Company;

(ii) save as otherwise permitted by this Employment Agreement not whether directly or indirectly, paid or unpaid, be engaged or concerned in any other actual or prospective business or profession or be or become and employee, agent, partner, consultant or director of any other person, company, firm or assist to have a financial interest in any such business or profession;

(iv) not have any contact or communication with any customer, client, supplier or employee of the Company;

(v) keep the Company informed of his whereabouts during working hours save when on holiday so that he can be called upon to perform any appropriate duties as required by the Company;

(vi) if the Company requests, resign from any office in the Company;

(vii) take any holiday which has accrued during the Garden Leave; and

(viii) continue to receive his salary and contractual benefits in the usual way.

b.        Return of Documents and Material

Upon termination of this Employment Agreement for any reason or earlier at the Company’s request, the Employee shall return to the Company any material, all files and any documents related to the business of the Group in his possession or open to his access, including all keys, access documents, computers, laptops, mobiles, designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, regardless whether or not the same are originally furnished by the Company, an Affiliate or third party.

If the Employee shall have made copies of any documents or information, he shall immediately upon termination of this Employment Agreement for any reason or earlier at the Company’s request destroy or delete such documents, or return them to the Company, at the Company’s discretion.

9.              PENSION

The Company will comply with its obligations under the Pensions Act 2008 from the date when these apply to the Employee.  If these obligations apply, the Company may be required to automatically enrol the Employee into a qualifying pension scheme and to deduct minimum pension contributions from his salary.

A contracting-out certificate under the Pension Schemes Act 1993 is not in force for the Employee’s employment.

10.       ILLNESS, ACCIDENT AND DEATH

a.        Medical Certificate

If the Employee’s absence exceeds three business days, the Employee shall, as soon as practicable furnish a medical certificate. However, the Company reserves the right to demand for a medical certificate in case of any absence, irrespective of the length of the absence. The Company is entitled to ask the Employee to consult a medical examiner at the Company’s expense.

b.        Medical Costs for Occupational and Non-occupational Accidents

During the Employment the Employee is insured for occupational and non-occupational accidents. Premiums for occupational accident insurance and occupational sickness insurance are paid by the Company. Premiums for non-occupational accident insurance are paid by the Employee.

11.       INTELLECTUAL PROPERTY RIGHTS

The Company is entitled to all work results and all intellectual property and all related rights created by the Employee in the course of or in connection with the employment (notwithstanding whether in pursuance or fulfilment of a contractual duty or not, whether individually or with the assistance of any other individual or entity) (“Work And Intellectual Property Rights”), and all such Work And Intellectual Property Rights vest irrevocably to the maximum extent legally possible in the Company, including the right to sue for present, past and future infringements of any of the foregoing.

This transfer and assignment of work results, intellectual property and related rights is worldwide, unlimited in time, unrestricted in scope and encompasses all rights and exploitations, whether currently known or arising in the future. To the extent certain jurisdictions do not provide for the assignability of work results or intellectual property and related rights, the Employee grants to the Company a worldwide, irrevocable, exclusive, transferable and sublicensable, royalty-free, unlimited and unrestricted license to use, modify, develop and exploit such work results, intellectual property and related rights. Compensation for the transfer of these Intellectual Property Rights or their licensing, respectively, is included in the Base Salary according to Section 4.a.

To the extent permitted by law, the Employee agrees not to put forward any claim regarding possible moral rights in connection with any work under this section.

The Employee will, upon first demand of the Company, execute any documents, declarations, deeds of assignment or similar as may be requested by the Company for evidence or perfection of the above transfer and assignment.

In case of any inventions made during the performance of the Employment but out of the scope of the Employee’s contractual duties (which accrue with the Company pursuant to the first paragraph of this Section), the Employee shall have a right to compensation for such invention unless the Company releases such invention to the Employee.

12.       DATA PROTECTION AND PRIVACY

The Company will comply with the Data Protection Act 1998. The Company expressly consents to the Company processing his data for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998).

The Employee expressly consents to the transfer of his personal data to any group company in Switzerland to any country or territory outside of the European Economic Area even where the country or territory in question does not maintain adequate data protection standards.

13.       CONFIDENTIALITY

The Employee will have access to trade secrets and other confidential and proprietary information relating to the business and operations of the Company, other group companies and their clients (“Confidential Information”). Confidential Information includes any information of the Company or its Affiliates that is not generally known by those with whom they compete and includes, by way of example and without limitation, in whatever medium, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, machine, invention, improvement, manufacturing, sales or test data, business or financial information which are non-public in nature and which are treated as confidential or trade secret information by the Company. Such Confidential Information constitutes a unique and valuable asset of the Company and other group companies and their acquisition required great time and expense. The disclosure or any other use of Confidential Information, other than for the sole benefit of the Company or another group company, would be wrongful and would cause irreparable harm to the Company or an Affiliate.

Information that enters the public domain, other than through the breach of the Employee of his obligations under this Employment Agreement are no Confidential Information in the meaning of this Employment Agreement.

The Employee is under a strict duty to keep all Confidential Information strictly and permanently confidential and, accordingly, shall not during the Employment or after termination of the Employment directly or indirectly use for any purpose other than for the sole benefit of the Company or an Affiliate, or disclose or permit to be disclosed to any third person or entity, any Confidential Information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

The Employee may not make any statement to the media, as far as he is not authorised to do so by the responsible executive save in the proper performance of his duties.

The Company reserves the right to claim compensation for damages as well as the right to the remedy of specific performance.

14.       NON-COMPETITION AND NON-SOLICITATION

The Employee agrees that during the Employment and for a period of one year after termination of the Employment he will not directly, indirectly, once, occasionally or professionally, under his name or under a third party name, on his own behalf or on behalf of third parties compete with the Company or an Affiliate within the scope of research, development and commercialization of drugs to treat (i) psychiatric disorders, sleep disorders or Parkinson’s disease or (ii) any other indication for which the Company is clinically developing or commercializing a drug at the time of termination of the Employee’s employment (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition and non-solicitation covenant are therefore not appropriate.

These restrictions shall not prevent the Employee from (a) accepting employment with a recognized pharmaceutical company that is not primarily engaged in a Restricted Business, provided that the services of the Employee for any such entity do not primarily relate to any Restricted Business in which such entity may be engaged and/or (b) holding five percent (5%) of the securities of any publicly traded entity.

During the Restricted Period, the Employee agrees not to, directly or indirectly, whether for the Employee’s own account or for the account of any other individual or entity, (i) solicit for hire or engagement, hire, or engage any individual who is employed by the Company or its Affiliates on the date of any attempted solicitation or was employed during the six month period prior thereto unless such individual had been involuntarily terminated by the Company or (ii) otherwise induce or attempt to induce any individual who is employed by Company or its Affiliates to terminate such employment.

The Restricted Period shall be reduced by the amount of time during which, if at all, the Company places the Employee on Garden Leave.

15.       REMEDIES AND ENFORCEABILITY

The Employee agrees that Company and its Affiliates’ remedies at law for any breach or threatened breach by the Employee of any of the provisions of Section 13 and/or 14 will be inadequate, and that, in addition to any other remedy to which the Company and its Affiliates may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of Sections 5, 13, 14 or 15 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Company or its Affiliates from pursuing, in addition, any other remedies available to the Company or any Affiliate for such breach or threatened breach.

16.       COMPANY POLICIES AND PROCEDURES

The Employee will at all times comply with all policies and procedures of the Company, which shall not form part of the Employee’s contract of employment.  Details of the Company’s disciplinary and grievance procedures (which may apply from time to time) will be set out in separate documents available from Human Resources.

There are no collective agreements which directly affect the terms and conditions of the Employee’s employment.

17.       MISCELLANEOUS

a.        Entire Agreement

This Employment Agreement constitutes the complete Employment Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

b.        Severability

Should any of the provisions of this Employment Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Employment Agreement.

c.         Amendments

Any amendments or supplementation of this Employment Agreement shall require written form. The written form may be dispensed only in writing.

d.        Governing Law and Jurisdiction

This Employment Agreement shall be construed in accordance with and governed by the laws of England and Wales.

Any dispute, controversy or claim arising out of or in connection with this Employment Agreement, including the validity, invalidity, breach or termination thereof, and including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant party or where the Employee normally performs his duties.

e.         Notices

All notices and other communications provided for in this Employment Agreement shall be in writing.

f.          Execution

The Parties have duly executed this Agreement in two originals.

g.        Counterparts

This Employment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

Sigantures

/s/ Rogerio Vivaldi Coelho
Company	Mind-NRG SA

Place, date	[name] Geoff Race
[title] CFO

/s/ Geoff Race
Geoff Race

Ort, Datum	[name]
[title]